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                                                                   EXHIBIT 10.11

In connection with inducing Jirka Rysavy to accept the position of Chairman Emeritus, senior member of Corporate Express, Inc. Board of Directors, the Board offers that:

Rysavy, as Chairman Emeritus, shall continue to be an employee with a salary of half of his current level and with all of the same benefits as any executive officer (including retaining his existing office) for at least three (3) years. If for any reason any changes occur, Rysavy shall have until September 30, 2001 to exercise any of his options. Such options shall be treated the same as any options of an employee or an executive officer of Corporate Express, Inc.

The Board also agrees that all communication with third parties, including the press and investment community, regarding responsibilities of Jirka Rysavy shall be described in the press release dated February 8, 1999, entitled "Rysavy Assumes Full-Time CEO Position at Gaiam." If additional communication is necessary regarding Jirka Rysavy's responsibilities, Jirka Rysavy must agree to said communication in advance.

The Board also confirmed that all Rysavy's unvested options will be vested as of today (per Board agreement reached in September 1998).


Dated January 28, 1999.



                                             _____________________
                                             Mo Siegel
                                             For the Corporate Express, Inc.
                                             Board of Directors



                                             _____________________
                                             Jirka Rysavy